EXHIBIT 99.1

BJ’s Restaurants, Inc. Reports Fourth Quarter and Fiscal 2015 Results

HUNTINGTON BEACH, Calif., Feb. 18, 2016 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ:BJRI) today reported financial results for fourth quarter and fiscal year ended Tuesday, December 29, 2015.

Fourth Quarter 2015 Highlights Compared to Fourth Quarter 2014

  Total revenues grew 9.0% to $233.1 million
  Total restaurant operating weeks increased approximately 10%
  Comparable restaurant sales rose 0.7%
  Net income increased 32.2% to $10.9 million
  Diluted net income per share grew 38.7% to $0.43

Fiscal 2015 Highlights Compared to Fiscal Year 2014

  Total revenues grew 8.8% to $919.6 million
  Total restaurant operating weeks increased approximately 9%
  Comparable restaurant sales rose 1.7%
  Net income increased 65.4% to $45.3 million (fiscal 2015 net income includes a $2.9 million pre-tax gain related to a lease termination)
  Diluted net income per share grew 78.4% to $1.73 (fiscal 2015 diluted net income per share includes an $0.08 gain related to a lease termination)

“The 32.2% rise in fourth quarter net income and 38.7% growth in diluted net income per share concluded a record financial year for BJ’s and I am extremely proud of all that is being accomplished to extend BJ’s growth in 2016 and beyond,” commented Greg Trojan, President and CEO.  “We finished the fourth quarter with 9.0% revenue growth, inclusive of positive comparable restaurant sales of 0.7%, despite the headwinds created by the Halloween and Christmas holiday calendar shifts.  Our fourth quarter results continue the trend we have established over the last six quarters, as positive comparable restaurant sales, coupled with the ongoing success of our productivity initiatives, generated another quarter of impressive restaurant level cash flow margins, which rose to 19.9%, a 150 basis point year-over-year improvement.  Additionally, our focus on leveraging general and administrative expenses and controlling what we can control resulted in a 170 basis point year-over-year improvement in operating income margins to 6.8%.”

Trojan continued, “Two years ago we began implementing a broad range of strategies intended to elevate our food offerings, productivity, sales and profitability to ensure that we best capitalize on the runway for restaurant expansion ahead of us while simultaneously generating growth from our existing restaurant base.  Our efforts to-date have focused on menu innovation, affordability, speed and restaurant hospitality, coupled with productivity initiatives around Project Quality (‘Q’) and a bottoms-up approach to reducing operating and occupancy costs.  Reflecting the passion of our local restaurant team members and their unwavering commitment to food quality and our guests’ experience, we finished 2015 with annual positive comparable restaurant sales of 1.7%, restaurant level cash flow margins of 19.9%, marking our highest four-wall restaurant margins in over four years, and delivered record net income and net income per share.  While we are extremely proud of these and other accomplishments, we remain focused on the work ahead of us to ensure that BJ’s is the best casual dining restaurant in the industry.”

In the fourth quarter of fiscal 2015, BJ’s opened three new restaurants in Akron, Ohio, Canton, Ohio and Longview, Texas.  The Company plans to open 18 to 19 new restaurants during fiscal 2016 and has, to date, opened two new restaurants in Beavercreek, Ohio and Victorville, California.  Trojan concluded, “BJ’s is an established growth company with a clear path for continued growth through operating discipline and a proven, long-term approach to new restaurant development.  With 172 restaurants open and estimated national capacity for at least 425 BJ’s Restaurants, the majority of our growth remains ahead of us. Our new restaurant pipeline is solid with signed leases or letters of intent for all of our 2016 openings and our development team is actively working on our 2017 and 2018 new restaurant pipeline.  In addition, we maintain a solid balance sheet with very modest leverage, providing us the flexibility to achieve continued growth while opportunistically returning capital to shareholders in the form of share repurchases.  Collectively, we are confident these factors support our goal of enhancing shareholder value.”

Share Repurchase Program Update

During the fourth quarter of 2015, the Company repurchased and retired approximately 0.7 million shares of its common stock for approximately $30.2 million.  Since the Company’s first share repurchase authorization was approved in April 2014, BJ’s has repurchased and retired approximately 4.9 million shares for approximately $195.5 million.  The Company currently has approximately $54.5 million available under its authorized $250 million share repurchase program.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its fourth quarter 2015 earnings release today, February 18, 2016, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  Senior management will discuss the financial results and host a question and answer session.  In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com and a recording of the webcast will be archived on the site for 30 days following the live event.  Please allow 15 minutes to register and download and install any necessary software.

BJ's Restaurants, Inc. currently owns and operates 172 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ’s Grill® brand names.  BJ's Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert.  Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience.  All restaurants feature BJ’s critically acclaimed proprietary craft beers, which are produced at several of the Company’s restaurant and brewery locations, its two brewpubs in Texas and by independent third party craft brewers.  The Company's restaurants are located in the 22 states of Alabama, Arizona, Arkansas, California, Colorado, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Nevada, New Mexico, New York, Ohio, Oklahoma, Oregon, Pennsylvania, Tennessee, Texas, Virginia and Washington. Visit BJ’s Restaurants, Inc. on the Web at http://www.bjsrestaurants.com for locations and additional information.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby.  Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margin growth in future periods, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods.  These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated.  Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) increase in minimum wage and other employment related costs, including the potential impact of the Patient Protection and Affordable Care Act on our operations, (v) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vi) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other reasons, whether or not accurate, (vii) factors that impact California, where 62 of our current 172 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities due to limitations on insurance coverage, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations and licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) legal proceedings, (xix) other general economic and regulatory conditions and requirements, (xx) the success of our key sales-building and related operational initiatives, and (xxi) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.  The “forward-looking” statements contained in this press release are based on current assumptions and expectations and, BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Fourth Quarter Ended				Fiscal Year Ended
	December 29, 2015		December 30, 2014		December 29, 2015		December 30, 2014
Revenues	$233,103	100.0%	$213,917	100.0%	$919,597	100.0%	$845,569	100.0%
Costs and expenses:
Cost of sales	57,514	24.7	54,853	25.6	226,942	24.7	212,979	25.2
Labor and benefits	79,606	34.2	74,154	34.7	317,050	34.5	298,703	35.3
Occupancy and operating	49,512	21.2	45,444	21.2	192,739	21.0	182,149	21.5
General and administrative	13,129	5.6	12,349	5.8	53,827	5.9	51,558	6.1
Depreciation and amortization	15,409	6.6	14,132	6.6	59,417	6.5	55,387	6.6
Restaurant opening	860	0.4	1,230	0.6	6,562	0.7	4,973	0.6
Loss on disposal of assets and impairments	1,195	0.5	839	0.3	2,908	0.3	1,963	0.2
Gain on lease termination	-	-	-	-	(2,910)	(0.3)	-	-
Legal and other settlements	-	-	-	-	-	-	2,431	0.3
Total costs and expenses	217,225	93.2	203,001	94.9	856,535	93.1	810,143	95.8
Income from operations	15,878	6.8	10,916	5.1	63,062	6.9	35,426	4.2

Other (expense) income:
Interest (expense) income, net	(305)	(0.1)	(212)	(0.1)	(1,015)	(0.1)	(238)	-
Other (expense) income, net	(164)	(0.1)	305	0.1	60	-	1,135	0.1
Total other (expense) income	(469)	(0.2)	93	-	(955)	(0.1)	897	0.1
Income before income taxes	15,409	6.6	11,009	5.1	62,107	6.8	36,323	4.3

Income tax expense	4,501	1.9	2,756	1.3	16,782	1.8	8,926	1.1

Net income	$10,908	4.7%	$8,253	3.9%	$45,325	4.9%	$27,397	3.2%

Net income per share:
Basic	$0.43		$0.31		$1.76		$0.99
Diluted	$0.43		$0.31		$1.73		$0.97

Weighted average number of shares outstanding:
Basic	25,093		26,261		25,718		27,710
Diluted	25,512		26,870		26,231		28,316

Percentages reflected above may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	December 29, 2015 (unaudited)	December 30, 2014 (audited)
Cash and cash equivalents	$34,604	$30,683
Total assets	$681,665	$647,083
Total debt	$100,500	$58,000
Shareholders’ equity	$316,483	$348,689

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	December 29, 2015		December 30, 2014		December 29, 2015		December 30, 2014
Stock-based compensation (1)
Labor and benefits	$441	0.2%	$339	0.2%	$1,427	0.2%	$1,456	0.2%
General and administrative	1,014	0.4	731	0.3	3,968	0.4	3,167	0.4
Legal and other settlements	-	-	-	-	-	-	232	-
Total stock-based compensation	$1,455	0.6%	$1,070	0.5%	$5,395	0.6%	$4,855	0.6%

Operating Data
Comparable restaurant sales % change	0.7%		1.2%		1.7%		(0.8%)
Restaurants opened during the period	3		3		16		11
Restaurants open at period end	171		156		171		156
Restaurant operating weeks	2,212		2,015		8,497		7,832

(1) Percentages represent percent of total revenues.

Reconciliation of Selected GAAP Financial Measures to Non-GAAP Adjusted Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company has included the following non-GAAP adjusted financial measures in this press release or in the webcast to discuss the Company’s financial results for fourth quarter 2015 which may be accessed via the Company’s website at http://www.bjsrestaurants.com:  (i) non-GAAP adjusted net income and (ii) non-GAAP adjusted diluted net income per share.  Each of these non-GAAP adjusted financial measures is adjusted from results based on GAAP to exclude certain expenses.  As a general matter, the Company uses these non-GAAP adjusted financial measures in addition to and in conjunction with results presented in accordance with GAAP to help analyze the performance of its core business.  The Company believes that such non-GAAP adjusted financial information is used by analysts and others in the investment community to analyze the Company’s results and in formulating estimates of future performance and that failure to report these non-GAAP adjusted measures may result in confusion among analysts and others and a misplaced perception that the Company’s results have underperformed or exceeded expectations.

These non-GAAP adjusted financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.  However, these non-GAAP adjusted financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

For fiscal year 2015, non-GAAP adjusted net income and non-GAAP adjusted diluted net income per share exclude a lease termination gain related to the closure of the Company’s Century City restaurant in January 2016, as a result of the mall renovation.  For fiscal year 2014, non-GAAP adjusted net income and non-GAAP adjusted diluted net income per share exclude professional fees incurred in connection with the shareholder settlement agreement announced on April 22, 2014.

Reconciliation of Non-GAAP Adjusted Financial Measures
(Unaudited, dollars in thousands except for per share data)

	Fiscal Year Ended
	December 29, 2015			December 30, 2014
	$	%	Per Share	$	%	Per Share

Net income & diluted net income per share, as reported	$45,325	4.9%	$1.73	$27,397	3.2%	$0.97
Gain on lease termination	(2,910)	(0.3)	(0.11)	-	-	-
Shareholder settlement costs (1)	-	-	-	2,431	0.3	0.09
Tax effect – gain on lease termination (2)	786	0.1	0.03	-	-	-
Tax effect – shareholder settlement costs (2)	-	-	-	(598)	(0.1)	(0.02)
Non-GAAP adjusted net income & diluted net income per share	$43,201	4.7%	$1.65	$29,230	3.5%	$1.03

Per share amounts and percentages reflected above may not reconcile due to rounding.
Percentages represent percent of total revenues.

(1) Included in legal and other settlements.
(2) The tax effect is based on the Company’s annual effective tax rate of 27.0% and 24.6% for fiscal year 2015 and 2014, respectively.

Supplemental Financial Information

In addition to the above-referenced non-GAAP adjusted financial measures, the Company uses restaurant level cash flow to help analyze the performance of its core business.  Restaurant level cash flow for the fourth quarter and fiscal year ended December 29, 2015 and December 30, 2014, is calculated based on GAAP financial measures as set forth below:

Supplemental Financial Information – Restaurant Level Cash Flow
(Unaudited, dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	December 29, 2015		December 30, 2014		December 29, 2015		December 30, 2014
Revenues	$233,103	100.0%	$213,917	100.0%	$919,597	100.0%	$845,569	100.0%
Cost of sales	57,514	24.7	54,853	25.6	226,942	24.7	212,979	25.2
Labor and benefits	79,606	34.2	74,154	34.7	317,050	34.5	298,703	35.3
Occupancy and operating	49,512	21.2	45,444	21.2	192,739	21.0	182,149	21.5
Restaurant level cash flow	$46,471	19.9%	$39,466	18.4%	$182,866	19.9%	$151,738	17.9%

Percentages above represent percent of total revenues and may not reconcile due to rounding.